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Exhibit 23
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                          INDEPENDENT AUDITORS' CONSENT


The Board of Directors
Cass Commercial Corporation:

We consent to the incorporation by reference in the registration statements No. 33-91456, No. 33-91568, and No. 333-44499 on Form S-8 of Cass Commercial Corporation (Cass) of our report dated January 23, 2001, relating to the consolidated balance sheets of Cass Commercial Corporation and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of income, shareholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2000, which report appears in the December 31, 2000 annual report on Form 10-K of Cass.



/s/  KPMG LLP

St. Louis, Missouri
March 19, 2001